                                             Filed Pursuant to Rule 424B5
                                             Registration File No.: 333-65554-02


Supplement dated March 8, 2002
To Prospectus Supplement dated February 27, 2002
To Prospectus dated February 22, 2002



             CREDIT SUISSE FIRST BOSTON MORTGAGE ACCEPTANCE CORP.,
                                   DEPOSITOR


                   CSFB MORTGAGE-BACKED TRUST SERIES 2002-5
         CSFB MORTGAGE-BACKED PASS-THROUGH CERTIFICATES, SERIES 2002-5

                         $2,027,843,913 (Approximate)

The prospectus supplement dated February 27, 2002 to the prospectus dated February 22, 2002 with respect to the above captioned series of certificates is hereby amended as follows:

The table set forth on page S-55 relating to net gains (losses) for Chase Manhattan Mortgage Corporation is hereby deleted in its entirety and replaced by the following:

                                                                            YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------
                                                                       2001                       2000
                                                                  ----------------          ----------------
                                                                    (DOLLARS IN                (DOLLARS IN
                                                                     MILLIONS)                  MILLIONS)
Average portfolio principal amount........................             $25,926                   $29,580
                                                                  ----------------          ----------------



                                                                            YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------
                                                                       2001                       2000
                                                                  ----------------          ----------------
Net gains (losses)(1).....................................           (0.06%)                     (0.10%)
                                                                  ----------------          ----------------

          (1) Losses are defined as unrealized losses on properties acquired in foreclosure or by deed-in-lieu of foreclosure and proceeds from sale less outstanding book balance (after recognition of such unrealized losses) less certain capitalized costs related to disposition of the related property (exclusive of accrued interest). If accrued interest were included in the calculation of losses, the level of losses could substantially increase.



                          Credit Suisse First Boston

                                 Underwriter

                                March 8, 2002